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                                                                    EXHIBIT 14.1

                                 VALLEY BANCORP
                                 CODE OF ETHICS

INTRODUCTION

The officers, directors, and employees (collectively referred to as "employees") of Valley Bancorp and its subsidiaries (collectively, the "Company") serve the needs of the stockholders, the community, and the Company's customers. Each holds a position of trust in our company. We expect each employee to maintain the highest standards of honesty, integrity and personal conduct and to avoid conflicts of interest, the appearance of conflicts of interest, and any violations of fiduciary responsibilities and confidentiality. Where a conflict may exist, the employee must disqualify himself/herself from Company decisions regarding the conflict. Specifically, we require that each officer, director, and employee adhere to the following guidelines for conduct.

STATEMENT OF POLICY

It is forbidden for any employee, officer or director of the Company to (i) solicit for themselves or a third party anything of value from anyone in return for any business, service, or confidential information from the Company, or (ii) to accept anything of value from anyone in connection with the business of the Company.

CONFLICT OF INTEREST

1. Employees are not authorized to act for the Company in any transaction involving persons or firms in whom that employee, his/her family or dependents have any significant connection or financial interest.

2. Lending officers are not authorized to lend to relatives or to persons with whom they have close personal involvement, without prior written approval from the President of the Company.

CODE OF CONDUCT

3. Employees may not become a Director or an officer of a business organized for profit without first obtaining specific approval from the President of the Company. If approval is granted and the organization borrows money from the Company, the employee must disqualify himself/herself in writing from handling any of the borrowings of that organization.

4. Personal funds may not be invested with any borrowing customer of the Company without approval of the President of the Company. All investments with customers must be reported to the Loan Committee and recorded in the Loan Committee minutes.

5. Employees and directors are expected to conduct their private business and personal activities in a manner that avoids conflict with the interest of the Company and the Company's customers. A conflict of interest may be defined as any involvement in an outside interest that would or could conflict with the employee or director's duty to the Company or might adversely affect their judgment with their Company responsibilities. In all such situations, the employee or director must disqualify himself/herself from Company decisions regarding the conflicting interest.

CONFIDENTIAL INFORMATION

6. All employees and directors are expected to maintain the confidentiality of customer and Company records. Employees may not disclose to a non-employee any information about our customers, except with the prior approval of the customer or when required to disclose such information by legal authority. Our customers' affairs should only be discussed with other employees for the purpose of conducting proper Company business.

GIFTS

7. Employees are not to accept gifts, services, or entertainment of substantial value from customers and suppliers either for themselves or family or dependents. Gifts of over $100.00 in cash value in any calendar year are considered substantial value for this policy.

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COMPLIANCE AND REPORTING

8. Employees will perform responsibilities with a view to causing both periodic reports filed or submitted by the Company with the Securities and Exchange Commission and other communications made by the Company, to contain information that is full, fair, accurate, timely and understandable.

9. Employees will comply with federal, state and local laws applicable to the Company, and the rules and regulations of private and public regulatory agencies having jurisdiction over the Company.

10. Employees will act in good faith, responsibly, with due care and diligence, without misrepresenting or omitting material facts or allowing independent judgment to be compromised.

OUTSIDE ACTIVITIES

11. All non-officer employees (other than directors) must obtain the Human Resource Manager's approval prior to accepting employment with a second employer. While approval will not be arbitrarily withheld, a conflict of interest or appearance of conflict must not exist.

12. Officers are strongly discouraged from obtaining employment with a second employer. Exceptions must be approved by the President of the Company and will be granted only if the prospective employer is not a customer.

COVERAGE OF POLICY

This policy statement is applicable to all employees, officers and directors of the Company. Where approval or reporting is required, the President will report to or obtain approval from the Board of Directors.

VIOLATIONS

Employees are expected to report any actual or apparent violations of this Code of Conduct/Confidentiality Policy to their supervisor or an officer of the Company. Management of the Company shall have the power to monitor, make determinations, and recommend to the Board of Directors action with respect to violations of this Code. Management and/or the Board of Directors shall determine, or designate an appropriate person to determine, appropriate actions to be taken in the event of violations of this Code.

The Company considers any violation of this policy to be a serious matter, and any violation could be considered reason for dismissal.

 THE BOARD OF DIRECTORS OF VALLEY BANCORP ADOPTED THIS POLICY ON JULY 21, 2004.

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